EXHIBIT 99.1

                                  NEWS RELEASE




               ABRAXAS ANNOUNCES ACCELERATION OF DRILLING ACTIVITY
             AFTER REFINANCING REMOVES CAPITAL SPENDING LIMITATIONS


SAN ANTONIO, TX (November 3, 2004) - Abraxas Petroleum Corporation ("Abraxas") (AMEX:ABP) today announced plans to increase drilling activity as a result of the previously announced debt refinancing, which removed certain covenants that limited the Company's ability to make capital expenditures.

The Company's Board of Directors approved an additional $12.8 million for capital expenditures related to projects the Company plans to commence in the fourth quarter subject to rig availability.

In the U.S., five new projects are planned. These projects combined with several workovers and facility upgrades have a total cost of approximately $7.5 million. One 100% owned Edwards horizontal well will be drilled in south Texas to a total measured depth of 15,800'. In west Texas:

          o a 100% owned horizontal Devonian well will be drilled to a total measured depth of 17,000';

          o a shallow development drilling program will commence on a waterflood project in which Abraxas owns a 58% working interest;

          o development will continue in the 100% owned Clearfork Slope oil plays at depths ranging from 5,600' to 8,500'; and

          o a 6,500' infill well will be drilled in the Abraxas Cherry Canyon field in which the Company owns an 81% working interest.



In Canada, development of 100% owned Knopcik area in the Peace River Arch will continue and a waterflood project will be activated in the near future. In the Caroline area, PrimeWest continues to develop the area under the farmout agreement and recently drilled and logged two successful wells. Grey Wolf Exploration Inc., Abraxas' wholly-owned subsidiary, owns a 40% working interest in these wells. The Company also plans to install additional compression at its Widewater and Knopcik areas to increase production. All of these projects, inclusive of the drilling of four wells at Knopcik and Caroline, have a total cost of approximately $5.3 million.

Bob Watson, Abraxas' Chairman and CEO, commented, "The acceleration of these projects allows us to aggressively exploit our substantial undeveloped asset base. While production will be down modestly in the third quarter due to the previous limitations on capital expenditures and certain Canadian infrastructure constraints, this anticipated renewed activity will allow for production increases as we exit 2004 and into 2005."

Abraxas Petroleum Corporation is a San Antonio-based crude oil and natural gas exploitation and production company. The Company operates in Texas, Wyoming and western Canada.


Safe Harbor for forward-looking statement: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by the Company for crude oil and natural gas. In addition, the Company's future crude oil and natural gas production is highly dependent upon the Company's level of success in acquiring or finding additional reserves. Further, the Company operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond the Company's control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in the Company's filing with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:
Janice Herndon/Manager Corp. Communications
Telephone 210.490.4788
jherndon@abraxaspetroleum.com
www.abraxaspetroleum.com